Exhibit 23.2

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Chester M. Moore, P. Eng., of Roscoe Postle Associates Inc. (formerly known as Scott Wilson Roscoe Postle Associates Inc.), hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Amancaya Project, the Jacobina Project, the La Pepa Project and the Mercedes Project as at December 31, 2013 (the “Estimates”) and to the reports entitled “Technical Report on the Jacobina Mine Complex, Bahia State, Brazil” dated February 28, 2014, “Technical Report on the El Peñón Mine, Northern Chile” dated December 7, 2010, “Technical Report on the Alhué Mine of Minera Florida Limitada, Central Chile, prepared for Yamana Gold Inc., Report for NI 43-101” dated March 22, 2010 and “Technical Report on the Mercedes Gold-Silver Mine, Sonora State, Mexico” dated February 25, 2014 and updated as of May 31, 2014 (the “Reports”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates and the Reports in the Registration Statement.

ROSCOE POSTLE ASSOCIATES INC.

By:	/s/ Chester M. Moore
Name:	Chester M. Moore, P. Eng.
Title:	Principal Geologist

Dated: February 17, 2015